Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of October 5, 2026 by and among (a) Professor Yuji Zhao, an individual (the “Seller”), (b) Skysong Innovations, LLC, an Arizona limited liability company (“SI”), (c) Xmax Inc., a Nevada corporation listed on Nasdaq (ticker: XMAX) (“Xmax” or the “Purchaser”), and (d) Hexa Creation Inc., a Delaware corporation (the “Company”, together with the Seller, SI and the Purchaser, collectively, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS, as of the date of this Agreement, (a) the Seller holds 970 shares of common stock of the Company, representing 97% of the total issued and outstanding shares of the Company (the “Seller Shares”), and (b) SI holds 30 shares of common stock of the Company, representing 3% of the total issued and outstanding shares of the Company (the “SI Shares”, and together with the Seller Shares, the “Shares”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all 970 Seller Shares, representing 97% of the total issued and outstanding shares of the Company, upon the terms and subject to the conditions set forth herein;

WHEREAS, SI, as the holder of the SI Shares, is exercising its tag-along right pursuant to Section 4(b)(iv) of the License Agreement (as defined below) to sell the SI Shares to the Purchaser on the same terms and conditions as the Seller, and the Purchaser desires to purchase from SI, and SI desires to sell to the Purchaser, all 30 SI Shares, representing 3% of the total issued and outstanding shares of the Company, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSFER OF SHARES

1.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below): (a) the Seller shall sell, assign, convey and transfer to the Purchaser or an Affiliate (as defined below) of the Purchaser if the Purchaser so designates (in which case the term “Xmax” or “Purchaser” shall include such Affiliate of the Purchaser), and the Purchaser shall, or shall procure its Affiliate to (in which case the term “Xmax” or “Purchaser” shall include such Affiliate of the Purchaser), purchase and accept from the Seller, all of the Seller’s right, title and interest in the Seller Shares; and (b) SI shall sell, assign, convey and transfer to the Purchaser (or its designated Affiliate), and the Purchaser shall, or shall procure its Affiliate to, purchase and accept from SI, all of SI’s right, title and interest in the SI Shares, in each case of (a) and (b), free and clear of any lien, claim, pledge, mortgage, security interest, encumbrance, title defect, charge, easement, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer or exercise of any attributes of ownership (collectively, “Liens”). Notwithstanding any designation of an Affiliate of the Purchaser, Xmax shall remain jointly and severally liable with such Affiliate for the payment of the Purchase Price and all interest thereon and for the full and timely performance of all obligations of the Purchaser under this Agreement, and no such designation shall release Xmax from such liability.

1.2 Purchase Price. The aggregate cash purchase price payable by Xmax to the Seller in consideration of the transfer of the Seller Shares shall be US$4,000,000 (the “Seller Purchase Price”), and the aggregate cash purchase price payable by Xmax to SI in consideration of the transfer of the SI Shares shall be US$123,711.34 (the “SI Purchase Price”, and together with the Seller Purchase Price, the “Purchase Price”). The Purchase Price shall be payable in two tranches as follows:

(a) First Tranche: (i) with respect to the Seller Purchase Price, US$2,000,000 payable upon the Closing, against which the deposit of US$500,000 paid by Xmax to the Seller on June 24, 2026 (the “Deposit”) shall be credited, such that the net balance payable to the Seller upon the Closing shall be US$1,500,000 (the “Seller Closing Payment”); and (ii) with respect to the SI Purchase Price, US$61,855.67 payable to SI upon the Closing (the “SI Closing Payment”, and together with the Seller Closing Payment, the “Closing Payment”); and

(b) Second Tranche: (i) with respect to the Seller Purchase Price, US$2,000,000 payable to the Seller on or before December 31, 2027 as deferred purchase consideration (the “Seller Deferred Consideration”); and (ii) with respect to the SI Purchase Price, US$61,855.67 payable to SI on or before December 31, 2027 as deferred purchase consideration (the “SI Deferred Consideration”, and together with the Seller Deferred Consideration, the “Deferred Consideration”), in each case together with all accrued and unpaid interest thereon pursuant to Section 1.2(d).

(c) Xmax shall pay the Purchase Price and Deferred Consideration Interest to the Seller and SI, respectively, in immediately available funds in U.S. dollars to a bank account designated by each such Party in writing to Xmax not less than five (5) Business Days prior to the applicable payment date, without any deduction or withholding in respect of any tax.

(d) The Deferred Consideration shall bear interest from the Closing Date until paid in full at a fixed annual rate not less than the applicable federal rate or test rate determined under Sections 1274 and 483 of the Internal Revenue Code and the Treasury Regulations thereunder, as determined for the applicable instrument and date by the tax adviser agreed by Xmax and the Seller (the “Applicable Federal Rate”, and such interest on the Seller Deferred Consideration, the “Seller Deferred Consideration Interest”, such interest on the SI Deferred Consideration, the “SI Deferred Consideration Interest”, and collectively, the “Deferred Consideration Interest”). The following terms shall apply to the Deferred Consideration and the Deferred Consideration Interest:

(i) all outstanding Deferred Consideration and accrued and unpaid Deferred Consideration Interest shall be due and payable no later than December 31, 2027;

(ii) if any amount of Deferred Consideration or Deferred Consideration Interest is not paid when due and remains unpaid for five (5) Business Days after receipt of written notice from the Seller or SI (as applicable): (A) such overdue amount shall bear interest from the original due date until paid in full at a rate per annum equal to the lesser of (x) the Applicable Federal Rate plus five percent (5.00%) and (y) the maximum rate permitted by applicable law; (B) the Seller or SI (as applicable) may declare all outstanding amounts owed to such party immediately due and payable; and (C) Xmax shall reimburse the Seller or SI (as applicable) for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in enforcing or collecting such amounts;

(iii) all outstanding Deferred Consideration and Deferred Consideration Interest shall become automatically due and payable upon the bankruptcy or insolvency of Xmax or any Affiliate of Xmax to which this Agreement or the obligations of the Purchaser have been assigned; and

(iv) for avoidance of doubt, if an Affiliate of Xmax is designated as the Purchaser, Xmax and such Affiliate shall be jointly and severally liable for the payment of the Deferred Consideration and Deferred Consideration Interest.

(e) Notwithstanding anything to the contrary in this Agreement, Xmax shall have the right to set off against any payment of the Seller Deferred Consideration or Seller Deferred Consideration Interest any amounts finally determined to be owed by the Seller to Xmax or the Company pursuant to the indemnification obligations set forth in Section 5.1, and Xmax shall have the right to set off against any payment of the SI Deferred Consideration or SI Deferred Consideration Interest any amounts finally determined to be owed by SI to Xmax or the Company pursuant to the indemnification obligations set forth in Section 5.3, in each case as established by (i) a final arbitral award or final non-appealable judgment, or (ii) a written settlement agreement executed by the applicable Party. Any such set-off shall be subject to all applicable limitations set forth in Article V. Xmax shall provide the Seller or SI (as applicable) with written notice of any such set-off, together with reasonable documentation supporting such final determination, at least ten (10) Business Days prior to the applicable payment date.

(f) Treatment of Deposit Upon Termination.

(i) If the Closing occurs, the Deposit shall be credited against the Seller Closing Payment as provided in Section 1.2(a).

(ii) If this Agreement is terminated as a result of a material breach by the Purchaser, including, but not limited to the Purchaser’s failure to consummate the Closing when all conditions to the Purchaser’s obligation to consummate the Closing have been satisfied or waived, the Seller shall be entitled to retain the Deposit as liquidated damages and as the Seller’s sole and exclusive remedy for such breach. The Parties acknowledge that the actual damages resulting from such breach would be difficult to ascertain and that the Deposit represents a reasonable estimate of such damages.

(iii) If this Agreement is terminated as a result of a material breach by the Seller, or pursuant to a termination right that does not result from a breach by the Purchaser, the Seller shall return the Deposit to the Purchaser, without interest, within five (5) Business Days after such termination.

(iv) If this Agreement is terminated by mutual written consent, the Deposit shall be treated as specified in such written consent.

(g) Restriction on Transfer of Shares. Until the Deferred Consideration and the Deferred Consideration Interest have been paid in full, the Purchaser shall not, without the prior written consent of the Seller or SI, as applicable, sell, transfer, pledge, encumber or otherwise dispose of any of the Shares, except for a transfer to an Affiliate of Xmax; provided that no such transfer shall release, limit or otherwise affect any obligation or liability of Xmax under this Agreement.

1.3 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures and be consummated as soon as possible and in any event no later than the tenth (10th) Business Day after the last of the conditions to the Closing set forth in Section 1.4 below has been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), unless another place or time is agreed to in writing by the Parties. The date on which the Closing is actually held is referred to herein as the “Closing Date.” For purposes of this Agreement, “Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York are required to or may be closed.

(b) At the Closing: (i) Xmax shall pay or cause to be paid the Closing Payment to the Seller and SI in accordance with Section 1.2(a); (ii) each of the Seller and SI shall deliver to the Purchaser stock certificate(s) evidencing such Party’s Shares, duly endorsed for transfer or accompanied by duly executed stock powers; (iii) the Seller shall cause the Company to deliver to the Purchaser a certified true copy of the stock ledger of the Company reflecting that the Shares have been duly registered in the name of the Purchaser; (iv) the Seller shall deliver a copy of duly executed resolutions of the board of directors of the Company approving the transactions contemplated hereby; (v) the Seller shall deliver a certificate of good standing of the Company issued by the Secretary of State of Delaware, dated not earlier than ten (10) Business Days prior to the Closing Date; and (vi) each of the Seller and SI shall deliver such other documents and instruments as may be reasonably requested by the Purchaser to effect the transactions contemplated hereby.

1.4 Closing Conditions.

(a) The obligations of the Purchaser to complete the purchase of the Shares pursuant to this Agreement are conditional on each of the following conditions having been fulfilled (or waived by the Purchaser in writing in accordance with this Agreement):

(i) each of the representations and warranties of the Seller and SI being true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(ii) the Seller, SI and the Company having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under this Agreement on or before the Closing Date;

(iii) all consents of any competent governmental authority or of any other third party that are expressly required to be obtained by the Company in connection with the consummation of the transaction contemplated hereby shall have been duly obtained and remain effective as of the Closing Date;

(iv) no action having been commenced or threatened against the Seller, SI and/or the Company, which would prevent the Closing, and no injunction or restraining order having been issued by any governmental authority and in effect and no event or transaction having occurred, which restrains or prohibits the completion of any transaction contemplated hereby;

(v) the Exclusive License Agreement, dated as of November 24, 2025, between SI and the Company (the “License Agreement”) shall remain in full force and effect as of the Closing Date, and the Company shall not have received written notice from SI stating that the consummation of the transactions contemplated hereby will result in the termination or invalidity of the License Agreement;

(vi) all applicable notice periods and waiting periods under the License Agreement in connection with the transactions contemplated hereby shall have expired or been waived.

(vii) since the date of this Agreement, no Material Adverse Effect (as defined below) shall have occurred with respect to the Company; and

(viii) the Purchaser shall have received a certificate signed by each of the Seller and SI, dated as of the Closing Date, certifying that the conditions set forth in clauses (i) through (vi) above, only with respect to himself and itself, respectively, have been satisfied.

(ix) For purposes of this Agreement, “Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the ability of Seller or the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement or (b) the business, condition (financial or otherwise), assets, properties or results of operations of the Company; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect under the foregoing clause (b) to the extent such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in conditions generally affecting the industry in which the Company operates; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack, or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, epidemic, pandemic or disease outbreak or other natural disasters, acts of God or force majeure events; (vi) changes or proposed changes in applicable law or GAAP or in the interpretation or enforcement thereof after the date hereof; (vii) any failure by the Company to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement, the identity of the Purchaser or the pendency or consummation of the transactions contemplated hereby; (ix) any actions taken by the Purchaser that are expressly required by this Agreement or taken in connection with the consummation of the transactions contemplated hereby; or (x) any action taken by the Seller or the Company (A) that is expressly provided for and in accordance with this Agreement or (B) at the written request or with the prior written consent of the Purchaser; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute a Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Company compared to other companies that operate in the industries in which the Company operates.

(b) The obligations of the Seller and SI, as the case may be, to complete the sale of the Shares pursuant to this Agreement are conditional on each of the following conditions having been fulfilled (or waived by the Seller and SI, as the case may be, in writing in accordance with this Agreement):

(i) each of the representations and warranties of the Purchaser being true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(ii) the Purchaser having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under this Agreement on or before the Closing Date; and

(iii) no action having been commenced against the Purchaser, which would prevent the Closing, and no injunction or restraining order having been issued by any governmental authority and in effect, which restrains or prohibits the completion of any transaction contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Seller. Unless otherwise specified in this Section 2.1 below, the Seller represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date, the following statements are true and correct. For purposes of this Agreement, “knowledge of the Seller” and “Seller’s Knowledge” mean the best knowledge of the Seller after reasonable inquiry, including reasonable review of the Company’s books and records and reasonable inquiry of the Company’s officers, employees and advisors with responsibility for the relevant subject matter.

(a) Organization and Good Standing. The Company is validly incorporated, duly registered, validly existing and in good standing under the laws of the State of Delaware, and the Seller and the Company have the requisite power and authority to own their properties and assets, carry on their business as and in the places where such business is now conducted and the Seller has the requisite power and authority to own the Shares as and in the places where such Shares are now owned.

(b) Authorization. The Seller has full legal capacity, power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution of this Agreement and the performance by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed by the Seller and the Company and constitutes the valid and binding agreement of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms. The execution and delivery of this Agreement and the transfer of the Shares will not result in any violation of, or conflict with, the certificate of incorporation or bylaws of the Company or any contract, agreement or instrument to which the Company is a party or by which it is bound, including the License Agreement. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority in order to execute this Agreement or to consummate the transactions contemplated hereby, except for any filings required under applicable securities laws and stock exchange rules.

(c) Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value US$1.00 per share, of which 1,000 shares are issued and outstanding as of the date hereof. Immediately prior to the Closing, the Seller owns the Seller Shares (970 shares), representing 97% of the issued and outstanding shares, and SI owns the SI Shares (30 shares), representing 3% of the issued and outstanding shares. There are no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. There are no outstanding options, warrants, convertible securities, or other rights to subscribe for, purchase or acquire any shares of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of the Company, except for the License Agreement.

(d) Title to the Seller Shares. As of the Closing Date, the Seller shall have good and marketable title to the Seller Shares free and clear of any Lien. The Seller Shares are duly authorized, validly issued, fully paid and non-assessable. Upon delivery of the Seller Shares to the Purchaser and payment of the Purchase Price as contemplated herein, the Purchaser will acquire good and marketable title to the Seller Shares, free and clear of any Lien.

(e) Absence of Litigation. There is no action, suit, claim or proceeding pending (“Action”) against the Seller or the Company before or by any governmental or regulatory authority, agency or commission which, if adversely determined, would question the validity, or prevent or delay the consummation by it, of the transactions contemplated by this Agreement.

(f) No Undisclosed Liabilities. The Company has no debts, liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities and obligations arising under the License Agreement.

(g) Intellectual Property; License Agreement.

(i) The Company is a party to the License Agreement. A true, correct and complete copy of the License Agreement and a redacted, but otherwise true, copy of the Amended and Restated Master Intellectual Property and License Agreement, effective as of January 1, 2025, between Arizona Board of Regents (“ABOR”) and SI (the “Head License Agreement”), including, in any case, all amendments and exhibits thereto, have been made available to the Purchaser. The License Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Company and, to the knowledge of the Seller, enforceable in accordance with its terms. To the knowledge of the Seller, the Head License Agreement is in full force and effect and constitutes the legal, valid and binding obligation of SI and ABOR, enforceable in accordance with its terms. Except for the Company’s failure to timely deliver a business plan pursuant to Section 7(a)(i) of the License Agreement, which breach has been cured as of the date hereof, neither the Company nor, to the knowledge of the Seller, SI is in default or breach of any provision of the License Agreement, and the Company has not received written notice of the existence of any breach or default on the part of the Company under the License Agreement. The Company has not received written notice from SI that such party intends to terminate, modify or not renew the License Agreement.

(ii) No consent of SI or any other party is required under the License Agreement in connection with the consummation of the transactions contemplated by this Agreement.

(iii) To the knowledge of the Seller, (A) SI has all requisite right, power and authority from ABOR to grant the license to the Company under the License Agreement and (B) ABOR is the sole owner of the patents (“Licensed Patents”) and other intellectual property licensed under the License Agreement (“Licensed Materials” and collectively with the Licensed Patents, the “Licensed IP”), free and clear of all liens, security interests, and encumbrances, other than the non-exclusive, non-transferable, irrevocable, paid-up licenses under the Licensed Patents for governmental purposes to the U.S. government as set forth in the License Agreement (the “Confirmatory Licenses”).

(iv) The Company has not granted any sublicense, or other grant of rights to any third party under or pursuant to the License Agreement, whether written or oral, and no person or entity (other than the Company) has any right, license or interest under the License Agreement or any of the Licensed IP (other than the rights of SI, ABOR, and the U.S. government, as set forth in the License Agreement). To the knowledge of the Seller, ABOR has not granted a license under the Licensed IP to any other person or entity (other than SI and the U.S. government pursuant to the Confirmatory Licenses).

(v) Except for the License Agreement, the Company does not own or hold any licenses to any patents, trademarks, copyrights, trade secrets or other intellectual property rights, and the License Agreement constitutes the sole material asset of the Company relating to intellectual property.

(vi) Other than the rights granted to the Company to the Licensed IP under the License Agreement, the Seller or its Affiliate does not own or have any rights to, and has not developed, any patents, patent applications or other intellectual property rights that relate to, could compete with, or could be utilized in a manner similar to, the Licensed IP.

(vii) Neither the Company nor the operation of the Company’s business infringes, misappropriates or violates, or in the past six (6) years, has infringed, misappropriated or otherwise violated, any intellectual property rights of any third-party. No Action is pending, or to the knowledge of the Seller, threatened, and in the past three (3) years, neither the Company nor the Seller, and to the knowledge of the Seller, nor SI nor ABOR, has received any written notice or claim (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” letters), (i) challenging the ownership, use, registrability, validity or enforceability of the Licensed IP or (ii) alleging that the Company is infringing, misappropriating or otherwise violating any intellectual property rights of any third-party in connection with the conduct of the Company’s business.

(viii) To the knowledge of the Seller, no third-party is infringing, misappropriating or otherwise violating the Licensed IP. No Action is pending, and in the past three (3) years, the Company and Seller have not, and to the knowledge of the Seller, neither SI nor ABOR has, sent to any third-party any written notice or claim (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” letters) (i) alleging the infringement, misappropriation or other violation of any Licensed IP or (ii) challenging the ownership, use, registrability, validity or enforceability of any intellectual property rights owned by such third-party.

(ix) Other than the Confirmatory Licenses and the ABOR facilities and resources, no funding, facilities or resources (including grants or other incentives) from any governmental entity, university, college or other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Licensed IP.

(x) To the knowledge of the Seller, there has been no unauthorized disclosure, theft, misappropriation or loss of the Licensed Materials.

(h) No Other Controlled Entities. Other than the Company, the Seller does not Control any other corporation, limited liability company, partnership or other legal entity that is engaged in the Business. For purposes of this representation, “Business” means the research, development, design, manufacture, assembly, sale and commercialization of GaN power semiconductor devices.

(i) Compliance with Laws.

(i) The Company is and has been since its incorporation, in compliance in all material respects with all laws applicable to the Company.

(ii) All permits required for the Company to conduct its business as currently conducted have been obtained by the Company and are valid and in full force and effect, except where the failure to obtain any such permit or the failure to be valid and in full force and effect would not materially impair the conduct of such business, and the Company is, and has been since its incorporation, in compliance in all material respects with all such permits.

(j) No Material Contracts. Except for the License Agreement, the Company is not a party to any contract, agreement, commitment or arrangement that is material to the business, assets, liabilities, financial condition or operations of the Company. The Company has no outstanding obligations or liabilities under any contract other than the License Agreement.

(k) No Employees. The Company has no employees and has never had any employees. The Company is not a party to any employment agreement, consulting agreement, independent contractor agreement, collective bargaining agreement, or any other agreement relating to the employment or engagement of any person.

(l) No Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

2.2 Representations and Warranties of SI. SI represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date:

(a) Organization and Good Standing. SI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona. SI has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as now conducted.

(b) Authorization. The execution of this Agreement and the performance by SI of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of SI. This Agreement has been duly executed by SI and constitutes the valid and binding agreement of SI, enforceable against SI in accordance with its terms. The execution and delivery of this Agreement and the sale of the SI Shares will not result in any violation of, or conflict with, the organizational documents of SI or any existing law, regulation, judgment, order, agreement or instrument by which SI or its properties or assets is bound.

(c) Title to the SI Shares. SI has good and marketable title to the SI Shares, free and clear of any Lien. The SI Shares are duly authorized, validly issued, fully paid and non-assessable. Upon delivery of the SI Shares to the Purchaser and payment of the SI Purchase Price as contemplated herein, the Purchaser will acquire good and marketable title to the SI Shares, free and clear of any Lien.

(d) Authority Over Licensed IP. SI has all requisite right, power and authority from ABOR to grant the license to the Company under the License Agreement and to SI’s knowledge, ABOR is the sole owner of the Licensed IP, free and clear of all liens, security interests, and encumbrances, other than the Confirmatory Licenses.

(e) Head License Agreement. The Head License Agreement is in full force and effect and constitutes the legal, valid and binding obligation of SI and to the knowledge of SI, ABOR, enforceable in accordance with its terms, and has not been amended, modified, terminated or rescinded. SI is not in breach of or default under the Head License Agreement, and no event has occurred that, with notice or lapse of time or both, would constitute a breach of or default by SI under the Head License Agreement. SI has not received any notice of termination or threatened termination of the Head License Agreement from ABOR or ASU.

(f) License Agreement. The License Agreement is in full force and effect and constitutes the legal, valid and binding obligation of SI, enforceable in accordance with its terms. SI is not in breach of or default under the License Agreement, and no event has occurred that, with notice or lapse of time or both, would constitute a breach of or default by SI under the License Agreement. SI has not taken any action that would invalidate, terminate, modify, amend or materially impair the License Agreement or the rights granted thereunder to the Company. SI has not granted any additional license, sublicense or other rights under the Licensed IP to any third party. To the knowledge of SI, ABOR has not granted a license under the Licensed IP to any other person or entity (other than SI and the U.S. government pursuant to the Confirmatory Licenses). No consent of any person is required under the License Agreement in connection with the consummation of the transactions contemplated by this Agreement. To the knowledge of SI, there has been no unauthorized disclosure, theft, misappropriation or loss of the Licensed Materials.

(g) Absence of Litigation. There is no action, suit, claim or proceeding pending against SI before or by any governmental or regulatory authority, agency or commission which, if adversely determined, would question the validity, or prevent or delay the consummation by SI, of the transactions contemplated by this Agreement or would adversely affect SI’s ability to perform its obligations under the License Agreement or the Head License Agreement. No Action is pending, or to the knowledge of SI, threatened, and in the past three (3) years, neither SI nor, to the knowledge of SI, ABOR, has received any written notice or claim (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” letters), (i) challenging the ownership, use, registrability, validity or enforceability of the Licensed IP or (ii) alleging that the Company is infringing, misappropriating or otherwise violating any intellectual property rights of any third-party in connection with the conduct of the Company’s business. To the knowledge of SI, no third party is infringing, misappropriating or otherwise violating the Licensed IP. No Action is pending, and in the past three (3) years, SI has not, and to the knowledge of SI, ABOR has not, sent to any third-party any written notice or claim (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” letters) (a) alleging the infringement, misappropriation or other violation of any Licensed IP or (b) challenging the ownership, use, registrability, validity or enforceability of any intellectual property rights owned by such third-party.

(h) Limitation of Representations and Warranties. For the avoidance of doubt, in no event will a breach by SI of any of its representations and warranties in this Agreement be deemed to be a breach of the License Agreement, unless such breach is an independent breach of the License Agreement, without regard to these representations and warranties.

2.3 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller and SI that, as of the date of this Agreement and as of the Closing Date:

(a) Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada. The Purchaser has the requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. The execution of this Agreement and the performance by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of the Purchaser. This Agreement has been duly executed by the Purchaser and constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement and purchase of the Shares will not result in any violation of, or conflict with, the constitutional documents of the Purchaser.

(c) Effect of Agreement. Neither the execution of this Agreement nor any other agreement referred to herein nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in (i) a material breach or violation of any other material agreement or instrument by which the Purchaser is bound, any charter, bylaws, certificate of incorporation or similar organizational documents of the Purchaser or any existing material law, regulation, judgment or order applicable to the Purchaser, or (ii) to the Purchaser’s knowledge, any breach of Section 15 of the License Agreement resulting from the Purchaser’s status under the Export Laws or Investment Laws (each as defined in the License Agreement). The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority in order to execute this Agreement or to consummate the transactions contemplated hereby, except for any filings required under applicable securities laws and stock exchange rules.

(d) Absence of Litigation. There is no action, suit, claim or proceeding pending against the Purchaser before or by any governmental or regulatory authority, agency or commission which, if adversely determined, would question the validity, or prevent or delay the consummation by the Purchaser, of the transactions contemplated by this Agreement.

ARTICLE III

COVENANTS

3.1 Other SI Matters. The Seller shall, as promptly as practicable following the date of this Agreement, lead and coordinate the pre-Closing communications with SI and use best efforts to complete all notices, information deliveries and other procedures expressly required under the License Agreement in connection with the transactions contemplated hereby, including obtaining any consent of SI only to the extent such consent is expressly required under the License Agreement. The Seller shall cause, prior to the Closing, all applicable notice periods and waiting periods under the License Agreement in connection with the transactions contemplated hereby to have expired or been waived, and SI not to have exercised any rights under the License Agreement that would prevent or materially impair the consummation of the transactions contemplated hereby. The Seller shall keep the Purchaser reasonably informed of the status of such efforts and shall promptly provide the Purchaser with copies of all written communications with SI relating to the transactions contemplated hereby. The Company and Xmax shall be responsible for the timely payment of the Change of Control payment (as such term is used in the License Agreement) arising under the License Agreement in accordance with the terms thereof, and any other payment or obligation payable to SI, ABOR or ASU solely as a result of the consummation of the transactions contemplated hereby; provided, however, that as between the Company and Xmax, such payments shall be solely borne by Xmax. The Parties acknowledge and agree that such Change of Control payment is in the amount of 5% of the Transaction Valuation of $4,123,711.34, net of Costs (as such terms are defined in the License Agreement), and that such fee is due within 30 days following the Closing Date. The Company represents and warrants that as of the date of this Agreement, the Costs total $0. The Company shall provide SI with an updated statement of Costs at least ten (10) days prior to the date the Change of Control payment is due, and shall promptly (and in any event, prior to the date such payment is due) provide SI with such information supporting the calculation of such Costs as SI may reasonably request. From and after the Closing, Xmax and the Company shall take the lead on all communications with SI relating to the License Agreement, and the Seller shall use his best efforts to cooperate with Xmax and the Company in connection therewith.

3.2 Conduct of Business. From the date of this Agreement until the Closing Date, the Seller shall cause the Company to (a) conduct its business in the ordinary course consistent with past practice, (b) not enter into any material contract or agreement (other than as contemplated by this Agreement), (c) not issue, sell or authorize the issuance or sale of any shares or other equity securities, (d) not declare or pay any dividend or make any distribution to shareholders, (e) not incur any indebtedness or create any Lien on its assets, (f) not amend its certificate of incorporation or bylaws, and (g) not take any action that would cause any representation or warranty of the Seller to become untrue or incorrect in any material respect.

3.3 License Agreement Matters.

(a) SI covenants that, from the date of this Agreement until the Closing Date, provided that the Closing has occurred on or prior to the Long Stop Date, as in effect on the date hereof or as extended with the written consent of SI, and that the Company has timely paid any annual fee due on or prior to the Closing pursuant to the License Agreement, SI shall (i) not take any action that would terminate, modify, amend or otherwise impair the License Agreement, including the rights granted thereunder to the Company, or the Head License Agreement, (ii) not grant any additional license, sublicense or other rights under the Licensed IP to any third party, and (iii) promptly notify the Purchaser and the Seller in writing of any breach, default or event that, with notice or lapse of time or both, would constitute a breach or default under the License Agreement or the Head License Agreement.

(b) Delivery of Business Plan. SI acknowledges that the Company has delivered to SI a detailed business plan and progress report pursuant to Sections 7(a)(i) and 7(c) of the License Agreement (the “Business Plan”). SI hereby releases and waives any and all claims, rights and remedies it may have against the Company under the License Agreement or otherwise arising out of or relating to any breach of (i) Sections 7(c) prior to the date hereof, and (ii) 7(a)(i) of the License Agreement.

ARTICLE IV

TERMINATION

4.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section (other than Section 4.1(a)) shall give written notice of such termination to the other Parties setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller, if the Closing shall not have occurred on or before April 5, 2027 (the “Long Stop Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to the Purchaser or the Seller, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Long Stop Date;

(c) by the Purchaser, if (i) there shall have been a breach by the Seller or the Company of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 1.4(a) to be satisfied, (ii) the Purchaser is not then in material breach of any provision of this Agreement and (iii) such breach by the Seller or the Company shall not have been cured on or prior to the earlier of (A) the Long Stop Date and (B) twenty (20) Business Days after receipt by the Seller of written notice of such breach from the Purchaser; or

(d) by the Seller, if (i) there shall have been a breach by the Purchaser of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 1.4(b) to be satisfied, (ii) the Seller is not then in material breach of any provision of this Agreement and (iii) such breach by the Purchaser shall not have been cured on or prior to the earlier of (A) the Long Stop Date and (B) twenty (20) Business Days after receipt by the Purchaser of written notice of such breach from the Seller.

(e) Whether or not the sale and purchase of the Shares is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, in the event this Agreement is terminated in accordance with its terms without the Closing having occurred due to a breach of this Agreement by a Party, the breaching Party shall reimburse the non-breaching Party for all reasonable out-of-pocket transaction expenses incurred by the non-breaching Party in connection with this Agreement and the transactions contemplated hereby, including reasonable fees and disbursements of counsel, financial advisors, accountants and other professional advisors.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by Seller. Subject to the other terms and conditions of this Agreement, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Company) and their respective Representatives (as defined below), successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;

(c) any fraud, intentional misrepresentation or willful breach by the Seller with respect to or in connection with this Agreement;

(d) any debts, liabilities (including Tax liabilities), or litigation of or against the Company existing or arising from facts, events, or circumstances occurring prior to the Closing; and

(e) any claims, litigation, or liabilities (including Tax liabilities) arising after the Closing but only to the extent attributable to the Seller’s management, operation, or conduct of the Company’s business prior to, and not after the Closing, including any claim, demand or obligation asserted by SI, ABOR, ASU or any other person arising out of or relating to the License Agreement; provided, however, that the Seller shall have no indemnification obligation under this Section 5.1 for any Change of Control payment, claim, demand or obligation allocated to Xmax under Section 3.1.

5.2 Indemnification by Purchaser. Subject to the other terms and conditions of this Article, from and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Seller, SI and their respective Affiliates and Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; and

(b) any breach of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.

5.3 Indemnification by SI. Subject to the other terms and conditions of this Agreement, from and after the Closing, SI shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against, and shall pay and reimburse each of the Purchaser Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, resulting from, arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of SI contained in this Agreement (including Section 2.2) or in any certificate or other instrument delivered by or on behalf of SI pursuant to this Agreement, as of the date such representation or warranty was made or as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for any such representations and warranties that are specifically made as of a particular date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach of any covenant, agreement or obligation to be performed by SI pursuant to this Agreement;

(c) any fraud, intentional misrepresentation or willful breach by SI with respect to or in connection with this Agreement; and

(d) any inaccuracy in or breach of any representation or warranty of the Seller contained in Section 2.1(g) (Intellectual Property; License Agreement) to the extent relating to the License Agreement, the Head License Agreement or the Licensed IP.

5.4 Limitation on SI’s Liability. Section 5.3 shall constitute the Parties’ exclusive remedy for any breach by SI of this Agreement; provided, however, that this exclusive remedy limitation shall not apply to SI’s liability for its fraud, as determined by order of a court or arbitrator not subject to further appeal. Notwithstanding anything to the contrary in this Agreement, SI’s aggregate liability under this Agreement (including under Section 5.3) shall not exceed the total consideration actually received by SI hereunder (including the SI Purchase Price, the SI Deferred Consideration and the SI Deferred Consideration Interest, but excluding the Change of Control fee); provided, that this limitation shall not apply to SI’s liability for its fraud, as determined by order of a court or arbitrator not subject to further appeal.

ARTICLE VI

FURTHER COOPERATION

6.1 Further Cooperation. Upon the terms and subject to the conditions of this Agreement, each Party agrees to use its reasonable best efforts to take or cause to be taken all action, to do, or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate, and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, that in no event shall SI be required to amend, waive or otherwise modify any provision of the License Agreement except pursuant to the terms of the License Agreement or pursuant to Section 3.3(b) hereof. Each Party agrees that it will take all actions, do all things and execute, acknowledge and deliver all further assignments, consents, transfers and other instruments as may be reasonably required to effectuate and carry out the terms of this Agreement. SI shall not be required to expend or incur more than nominal costs and expenses under this Section 6.1.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Confidentiality.

(a) During the term of this Agreement and after the expiration of this Agreement for any reason whatsoever, each Party agrees to hold all trade secrets and other confidential or proprietary information of the other Parties and their respective affiliates (the “Confidential Information”) in trust and confidence and shall not use or disclose any such Confidential Information.

(b) Notwithstanding the foregoing, each Party may disclose or otherwise use any Confidential Information to the extent (i) such information (A) is or becomes publicly known or available (other than as a result of a violation by such Party of this Agreement), (B) is or becomes available to such Party from a third-party whom such Party reasonably believes is not under an obligation to keep such information confidential, (C) was in such Party’s possession without any obligation of confidentiality prior to disclosure by such Party, or (D) was or is independently developed by or on behalf of such Party without violating the terms of this Section 7.1; or (ii) such disclosure is, based on the advice of legal counsel (either in-house counsel or outside legal counsel) to the Party requesting disclosure, required by law or stock exchange rules applicable to such Party.

(c) Each Party may disclose any Confidential Information to its affiliates, and its and their respective directors, partners, officers, employees, attorneys and accountants (collectively, “Representatives”), and shall be responsible for the compliance by such Representatives with the confidentiality provisions of this Section 7.1.

(d) If any Party becomes (or if it is reasonably likely that such Party shall become, as the case may be) legally compelled to disclose any Confidential Information, to the extent legally permissible and reasonably practicable, such Party shall provide prompt notice of such fact to the Company, or the other Party (as the case may be) so that appropriate action may be taken by the Company or the other Party. Such disclosing Party shall cooperate with any reasonable request from the Company or the other Party in connection therewith. If, after complying with the foregoing requirements, such Party is nonetheless legally compelled to disclose the Confidential Information to any third party, such Party may disclose to such third party only that portion of the Confidential Information which its outside legal counsel advises it is legally required to disclose.

(e) Each Party acknowledges and agrees that it may be impossible to measure in money the damages that the Company or the other Party or its affiliates will suffer in the event it breaches any of the agreements in this Section 7.1. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, each Party hereby waives and agrees not to assert in any such action or proceeding the claim or defense that the Company or the other Party, or any of their respective subsidiaries or affiliates, has an adequate remedy at law.

7.2 Tax Responsibility. Each Party shall be solely responsible for any and all Taxes imposed on such Party arising out of or in connection with the transactions contemplated by this Agreement. Interest on the Deferred Consideration shall be separately stated and reported as interest as required by applicable law. Each Party shall make complete and accurate tax filings and provide the other Parties with information reasonably required for such filings. For purposes of this Agreement, “Tax” means all taxes and all duties, charges, levies, imposts, contributions, withholdings or other amounts in the nature of taxation, whenever and by whatever authority imposed, together with all interest, fines, penalties, surcharges and charges relating to any of the foregoing.

7.3 Public Announcements. None of the Parties shall issue or cause the publication of any press release or any announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Parties, except as may be required by law or by the rules of any applicable stock exchange as determined in the good faith judgment of the Party wanting to make such release or announcement, in which event such Party shall use its reasonable best efforts to provide a meaningful opportunity to the other Parties to review and comment upon such press release or announcement prior to making it. Without limiting the foregoing, all public announcements shall comply with Section 10 of the License Agreement concerning the use of the names of SI, ASU and related parties.

7.4 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other individual or entity.

7.5 Succession and Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that this Agreement and/or any rights, interests or obligations of Xmax hereunder can be assigned to an Affiliate of Xmax on the condition that the Seller and SI have each received a written notice of such assignment delivered by the Purchaser not less than ten (10) Business Days prior to the completion of such assignment. Notwithstanding any assignment, Xmax shall remain jointly and severally liable with any assignee for the payment of the Purchase Price and interest pursuant to this Agreement and for the full and timely performance of all obligations of the Purchaser under this Agreement. For the purpose of this Agreement, (a) an “Affiliate” of Xmax shall mean any other person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, Xmax, and (b) “Control” (including the terms “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of a person, whether through ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

7.6 Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.7 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email and receipt is confirmed, at the email address specified in this Section 7.7, prior to 5:00 p.m., local time of the receiving Party, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 7.7 (A) at or after 5:00 p.m., local time of the receiving Party, on a Business Day or (B) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to the Seller:

Professor Yuji Zhao

Houston, Texas 77005

Email:

If to SI:

Skysong Innovations

SkySong – Arizona State University

Scottsdale, Arizona 85257-3538

Attn: Chief Executive Officer

If to the Purchaser:

Xmax Inc.

6565 E. Washington Blvd.,

Commerce, CA 90040

Attention: Steven Zhao

Email:

with a copy to:

Cleary Gottlieb Steen & Hamilton (Hong Kong)

37th Floor, Hysan Place,

500 Hennessy Road Causeway Bay, Hong Kong

Attention: Denise Shiu; Shuang Zhao; Zizhen Chen

Email:

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles thereof relating to the conflicts of laws.

7.9 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder, shall be referred to and finally resolved by arbitration (the “Arbitration”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). The tribunal shall be comprised of three (3) arbitrators appointed in accordance with the AAA Rules. Any award shall be final and binding upon the parties concerned. Judgment on the award may be entered and enforced by any court of competent jurisdiction. Each Party may at any time request from any competent judicial authority any interim or conservatory measure. The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless (a) disclosure is, based on the advice of legal counsel (either in-house counsel or outside legal counsel) to the Party requesting disclosure, required by law or stock exchange rules applicable to such Party, or (b) the Parties otherwise agree in writing. Without limiting the foregoing, any disclosure permitted under this Section 7.9, and any use of the names of SI, ASU or related parties in connection with the Arbitration, shall remain subject to and comply with Section 10 of the License Agreement.

7.10 Specific Performance. The Parties hereby agree that if any of the undertakings, covenants or agreements contained in this Agreement is not performed or complied with in accordance with its specific terms or is otherwise breached, irreparable damage could occur to the non-breaching Party(ies), no adequate remedy at law could exist and damages could be difficult to determine. Accordingly, the non-breaching Party(ies) shall be entitled to seek specific performance of the terms hereof by the breaching Party(ies) and immediate preliminary or permanent equitable or injunctive relief, in addition to any other remedy at law or in equity, without posting bond or other security.

7.11 Amendments and Waivers.

(a) No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the Parties.

(b) No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the Party against whom such waiver is sought to be enforced.

7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

7.13 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their affiliates, or any of them, with respect to the subject matter hereof.

7.14 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(b) The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(c) Words describing the singular number shall be deemed to include the plural and vice versa, and words denoting any gender shall be deemed to include all genders.

7.15 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in four (4) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when each Party has received counterparts signed by the other Parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by email shall constitute valid and sufficient delivery thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SELLER:
YUJI ZHAO

By:

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SI:
SKYSONG INNOVATIONS, LLC

By:
Name:	Kyle Siegal
Title:	Executive Director and Chief Patent Counsel

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

XMAX:
XMAX INC.

By:
Name:	Steven Zhao
Title:	Chief Operating Officer

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:
HEXA CREATION INC.

By:
Name:	Yuji Zhao
Title:	CEO and Founder

[Signature Page to the Share Purchase Agreement]